Exhibit 10.1

111 E. 18th St. New York, NY 10003

Tel (212) 431 7464 Fax (212) 431 7461

buzzfeed.com

March 25, 2022

Dear Marcela,

BuzzFeed, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and you will initially report to the Founder and CEO of BuzzFeed, Inc., Jonah Peretti. This is a full-time position based in New York, NY and starting on August 1, 2022. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company’s standard payroll schedule, and subject to all withholdings and deductions as required by law.

In addition, you will be eligible to earn Bonus Compensation for each calendar year. Your target Bonus Compensation per year will initially be 60% of your starting salary. Whether your Bonus Compensation is paid in full will be determined through a combination of factors, including the achievement of corporate performance targets determined by the Company and your own individual performance against goals and competencies determined by your manager. BuzzFeed reserves the right to determine, in its sole discretion, the extent to which the targets, goals and competencies have been met and the Bonus is to be paid. That determination will be final and binding. Bonus Compensation is to be paid annually within 75 days after the close of the calendar year to which it relates, subject to your remaining employed by the Company through the date of payment.

Your salary and Bonus Compensation structure will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

Additionally, within 30 days following the commencement of your employment with the Company, the Company will pay you a one-time sign on bonus of $500,000.00. If your employment is terminated by the Company for Cause or if you terminate your employment voluntarily for any reason within 12 months of your start date, you agree to repay to the Company the full amount of the signing bonus. Repayment shall be made within 30 days following your termination date. For the purpose of this Offer Letter, “Cause” shall be defined as (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental. In addition, we provide a 401(k)-retirement plan. You will be automatically enrolled in the pre-tax 401(k) plan at 3% in a Vanguard Institutional Target Retirement Fund with the target date closest to the year in which you will reach age 65. More detailed information, including how to opt out or change your contribution amount, will be provided to you when you start. In addition, you will be entitled to accrue three weeks’ vacation annually in accordance with the Company’s vacation policy (including the Company’s standard accrual maximums), as in effect from time to time. You will also be covered by the Company’s sick leave policies.

4. Restricted Stock Units.

Initial Award. Subject to the approval of the Board or its Compensation Committee, you will be granted a Restricted Stock Unit award of a number of shares of the Company’s Common Stock (the “RSU Award”)  equal in value to $7,000,000. Unlike traditional stock options, you do not need to pay any exercise price for the shares of the Company’s Common Stock subject to the RSU Award; rather, the shares will be delivered to you as a component of your compensation if and when they become vested. Generally stated, one third of the RSU Award will vest on an annual basis, measured from the date of grant, and the remaining two thirds will vest on a quarterly basis over the remaining two years. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), as described in the Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”).

Annual Award. You will also be eligible for an annual equity award to be granted, under the 2021 Plan, in connection with a Long-Term Incentive Program (“LTIP”) of the Company established by the Compensation Committee. The annual award may be a combination of options, RSUs and/or performance stock units and will initially have a grant date value of $600,000. This award will vest over a three year period, the initial one third will vest on an annual basis and the remaining two thirds will vest on a quarterly basis over the remaining two years of the grant. The specific terms and conditions of such annual award (including vesting terms and conditions) will be determined by the Board or its Compensation Committee in accordance with the LTIP under the Plan.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (PIIA), a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). You agree to provide Buzzfeed with at least three months written notice before resignation of your employment for any reason or no reason. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). You will be eligible to be a participant of the Company’s Change in Control and Severance Plan (the “Severance Plan”) which will specify benefits you may become eligible for under certain qualifying terminations of your employment.

7. Outside Activities. We ask that, if you have not already done so, you disclose to the Company, any and all agreements that may affect your eligibility to be employed by the Company or limit your ability to perform to your fullest potential all duties asked of you by the Company. It is the Company’s understanding that you are not currently bound by any such and you represent such is the case. Moreover, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. The purpose of this consent is to allow the Company to ensure that the outside employment does not create an actual or potential conflict of interest. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and you will not in any way utilize any such information in performing your duties for the Company. Subject to Employee (i) continuing to comply with all terms of this Offer Letter, including, without limitation, this Section 7, all Company Policies (including, without limitation the Company’s Conflict of Interest Policy attached hereto as Exhibit B) and the PIIA, and (ii) (x) timely providing all information requested by the Company to conduct appropriate an appropriate review of each entity with which Employee currently holds, or intends to accept, a directorship position, and (y) such review confirming that Employee’s service as a director will not cause any actual or anticipated conflict of interest, or other potentially adverse impact on the Company, Employee is permitted to continue to serve as a director of the following companies: Avalara, Chegg and Cvent. In addition, subject to compliance with the requirements of the preceding sentence and to the Company’s satisfaction upon completion of its review, Employee will be permitted to accept a directorship position with 890 Fifth Avenue SPAC #2.

8. Company Policies. You understand that by accepting employment with the Company you will be expected to conduct yourself in a professional manner and in accordance with the Company’s policies at all times. Such policies include, but are not limited to, the Company’s Anti-Harassment policy, Guidelines for Inappropriate Conduct policy, Code of Conduct, and policies contained in the Company’s Employee Handbook. These policies will be provided at the start of your employment and are also available on the Company’s Intranet. You are also required, as a condition of your employment with the Company, to sign the Company’s standard Conflict of Interest Policy, a copy of which is attached hereto as Exhibit B.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law or authorized by you for your participation in employee benefit programs.

10. Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, both you and the Company agree to submit such claim to binding arbitration under the auspices of the American Arbitration Association in accordance with its then current Employment Arbitration Rules and mediation procedures (a printed copy of which may be obtained from Human Resources at any time, or which may be viewed online at www.adr.org). Arbitration shall be conducted in the State and County where you rendered services for the Company. The Company and you hereby agree that a judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrator. Otherwise, each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrator rules otherwise based on applicable law. The arbitrator shall apply the same standards a court would apply to award any damages, attorney fees or costs allowed by law. This arbitration provision includes all contractual, common-law and statutory claims, including all claims that the Company may have against you, as well as all claims that you may have against the Company (including the Company’s affiliates, officers, directors and employees). Excluded from this mandatory arbitration provision are: (i) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) sexual harassment claims and (v) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as California’s Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or, and any unfair labor charge which is to be brought under the National Labor Relations Act). Further, the parties agree that claims must be brought in each party’s personal capacity and not as a representative in any class proceeding. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO SUBMIT DISPUTES TO COURT FOR RESOLUTION.

11. Entire Agreement. This letter agreement, the PIIA and Conflict of Interest Policy supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, provided that if any part of the letter agreement is deemed unenforceable, the offending provision or part thereof shall be deemed severed or reformed so as to make the balance of this agreement enforceable.

* * * * *

We hope that you will accept our offer. You may indicate your agreement with these terms and accept this offer by signing this Agreement, the PIIA and Conflict of Interest Policy. This offer expires on March 24, 2022

If you have any questions, please do not hesitate to contact me.

Very truly yours,

BuzzFeed, Inc.

By:	/s/ Jonah Peretti

Jonah Peretti

Founder & CEO

I have read and accept this employment offer:

/s/ Marcela Martin

Dated:	March 28, 2022

Attachments

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Conflict of Interest Policy